News Release	For Immediate Release

Contact: Jeff Laudin	December 13, 2011
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Appoints James B. Milliken to its Board of Directors

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), announced that it has appointed James B. Milliken to its Board of Directors.

Mr. Milliken is the President of the University of Nebraska, a position he has held since August, 2004.  Prior to returning to Nebraska, Mr. Milliken served as Senior Vice President of the University of North Carolina from 1998-2004.  He graduated Phi Beta Kappa from the University of Nebraska, and earned his law degree from New York University, where he was a Root-Tilden Scholar.  Prior to his career in higher education, Milliken practiced law in New York City.

Milliken is a leader in higher education nationally with a focus on international engagement, innovation and economic competitiveness and public higher education policy.  He has served on the American Council on Education’s blue ribbon panel on global engagement, the Council on Foreign Relations Higher Education Advisory Group, and has worked with recent administrations on global higher education initiatives.  He is a member of the Council on Competitiveness, the Business-Higher Education Forum, and chairs a national commission on Innovation, Competitiveness and Economic Prosperity.

Commenting on the appointment, Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer said, “J.B. Milliken has championed the strategic importance of global engagement.  His understanding of how organizations attract and develop talent and work in a global, innovation-based economy will make a significant contribution to our board.”

Added Mr. Milliken, “Valmont is a great Nebraska success with a significant and positive global impact.  I am impressed with the company’s vision and strategy, and I look forward to being an active participant in its future.”

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services.  Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources.